The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-58604
Subject to Completion. Dated August 29, 2006.
Prospectus Supplement to Prospectus dated April 12, 2001.
$1,000,000,000
Transocean Inc.
Floating Rate Notes due 2008

       Transocean Inc. will pay interest on the floating rate notes on                     ,                     ,                     and                     of each year. The first such payment will be made on December      , 2006. The notes will bear interest at a floating rate equal to a three month LIBOR rate, reset quarterly, plus                     basis points, per year. The notes will mature on September      , 2008. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.
       We may redeem some or all of the notes at any time after September      , 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any.
       We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Transocean Inc.	%	$
       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from September      , 2006 and must be paid by the purchasers if the notes are delivered after September      , 2006.

       The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on September      , 2006.
Goldman, Sachs & Co.

Calyon Securities (USA)

Citigroup

JPMorgan

RBS Greenwich Capital

Prospectus Supplement dated August      , 2006.

       You should rely only on the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell the notes, and we are not making an offer of the notes in any jurisdiction where such offer would not be permitted. The information included or incorporated by reference in this prospectus supplement or the accompanying prospectus may only be accurate on the date of this prospectus supplement.
       This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of notes we are offering. If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
       This prospectus supplement and the documents incorporated by reference in the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects:

•	contract commencements
•	contract option exercises
•	revenues
•	expenses
•	results of operations
•	commodity prices
•	customer drilling programs
•	supply and demand
•	utilization rates
•	dayrates
•	contract backlog
•	planned shipyard projects and rig mobilizations and their effects
•	newbuild projects and opportunities
•	the upgrade projects for the Sedco 700-series semisubmersible rigs and other major upgrades
•	rig reactivations
•	expected downtime (including downtime with respect to the Deepwater Nautilus and Transocean Marianas)
•	capital expenditures
•	insurance proceeds
•	future activity in the deepwater, mid-water and the shallow and inland water market sectors
•	market outlook for our various geographical operating sectors
•	capacity constraints for fifth-generation rigs
•	rig classes and business segments
•	effects of new rigs on the market
•	income related to the TODCO tax sharing agreement
•	the TODCO tax sharing agreement dispute
•	uses of excess cash, including ordinary share repurchases
•	the timing and funding of share repurchases
•	debt reduction
•	timing and proceeds of asset sales, including the disposition of the Transocean Wildcat
•	our effective tax rate
•	changes in tax laws, treaties and regulations
•	tax assessments
•	our expectations with regard to market outlook
•	operations in international markets
•	expected capital expenditures
•	results and effects of legal proceedings and governmental audits and assessments
•	adequacy of insurance
•	liabilities for tax issues
•	liquidity
•	terms of proposed new credit facility
•	uses of proceeds, including ordinary share repurchases
•	cash flow from operations
•	adequacy of cash flow for our obligations
•	effects of accounting changes
•	adoption of accounting policies
•	pension plan and other postretirement benefit plan contributions
•	benefit payments
•	the timing and cost of completion of capital projects
       Forward-looking statements included or incorporated by reference in this prospectus supplement and accompanying prospectus are identifiable by use of the following words and other similar expressions, among others:

• “anticipate”	• “intend”
• “believe”	• “may”
• “budget”	• “might”
• “could”	• “plan”
• “estimate”	• “predict”
• “expect”	• “project”
• “forecast”	• “should”

       Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to:

•	those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006,

•	the adequacy of sources of liquidity,

•	the effect and results of litigation, tax assessments, audits, and contingencies,

•	the Discoverer 534 operational incident, and

•	other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our other filings with the Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC’s Web site at www.sec.gov.
       Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
       All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
       Our Web site is located at http://www.deepwater.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other Web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.
       We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.
       The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) until we sell all the offered securities. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2005,

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and

•	our Current Reports on Form 8-K filed with the SEC on February 9, 2006, February 14, 2006, April 17, 2006, May 12, 2006, July 18, 2006 and August 29, 2006.
       You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
Attention: Vice President, Investor Relations and Corporate Communications
Telephone: (713) 232-7500

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
       Transocean Inc. is a Cayman Islands exempted company and certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against us, you may serve our Corporate Secretary, c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, our U.S. agent appointed for that purpose.
       Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (2) original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

SUMMARY
       This summary may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, before making an investment decision. When we use the terms “Transocean”, “we” or the “Company”, we are referring to Transocean Inc. together with its consolidated subsidiaries and predecessors, unless the context otherwise requires.
Our Business
       Transocean Inc. is a leading international provider of offshore contract drilling services for oil and gas wells. As of August 1, 2006, we owned, had partial ownership interests in or operated 87 mobile offshore and barge drilling units. As of this date, our fleet included 33 High-Specification semisubmersibles and drillships (“floaters”), 20 Other Floaters, 25 Jackup Rigs and 9 Other Rigs.
       Our mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world. Our primary business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including integrated services. Our ordinary shares are listed on the New York Stock Exchange under the symbol “RIG”.
       Transocean Inc. is a Cayman Islands exempted company with principal executive offices in the U.S. located at 4 Greenway Plaza, Houston, Texas 77046. Our telephone number at that address is (713) 232-7500.
Proposed New Credit Facility
       Prior to the closing of this offering, we expect to enter into a new $1.0 billion, two-year unsecured multi-draw term credit facility with a group of lenders (the “Proposed Credit Facility”). We expect that the Proposed Credit Facility will include an annual commitment fee of 6.5 basis points and that borrowings may be made at the LIBOR rate plus 30 basis points. We also expect to pay each lender a specified fee at closing depending on its aggregate commitment. The facility is expected to contain customary covenants, including a debt to total tangible capitalization covenant. We may not be able to enter into the Proposed Credit Facility on the terms described, or at all. We expect that our existing $1.0 billion revolving credit facility will remain outstanding and available for future borrowings following the partial repayment of outstanding amounts under that facility with the proceeds of this offering.

The Offering

Issuer	Transocean Inc.

Notes Offered	$1,000,000,000 principal amount of Floating Rate Notes due 2008.

Maturity Date	September , 2008.

Interest Rate	The notes will bear interest at a floating rate equal to a three month LIBOR rate, reset quarterly, plus basis points, per year.

Interest Payment Dates	, , and , commencing December , 2006.

Ranking	The notes will rank equally with all of our existing and future unsecured, unsubordinated debt and senior to any future subordinated debt. The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

Optional Redemption	We may redeem some or all of the notes at any time after September , 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

Certain Covenants	The indenture relating to the notes contains limitations on our ability to incur debt secured by specified liens, to engage in sale/leaseback transactions and to engage in specified merger, consolidation or reorganization transactions.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system.

Use of Proceeds	We intend to use a portion of the proceeds from this offering to repay approximately $600 million of the outstanding borrowings under our existing $1.0 billion, five-year revolving credit facility. We also intend to use a portion or possibly all of the remaining proceeds from this offering combined with up to $1.0 billion of borrowings available under the Proposed Credit Facility to repurchase our ordinary shares under our share repurchase program. We plan to use the remainder, if any, of such combined amount for capital expenditures, other debt retirement and general corporate purposes. The amount actually used for share repurchases will depend on the price of our ordinary shares, our outlook for our business, the availability of reinvestment opportunities in our business and other factors.

There can be no assurance regarding the number of shares that will be repurchased under the program or the amount of the expected proceeds from this offering or the Proposed Credit Facility that will be used to fund any repurchases of our ordinary shares.

Risk Factors	We urge you to consider carefully the risks described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Summary Consolidated Financial Data
       The following table presents our summary consolidated financial data. We have derived the statement of operations data for each of the years in the five-year period ended December 31, 2005, and the balance sheet data as of December 31, 2005, 2004, 2003, 2002 and 2001, from our audited consolidated financial statements. We have derived the statement of operations data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006 and 2005, from our unaudited consolidated financial statements. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. The historical financial information may not be indicative of our future performance. Results of operations for the six months ended June 30, 2006 may not be indicative of the results of operations that may be achieved for the entire year. You should read this data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement.

	Six Months Ended
	June 30,		Years Ended December 31,

	2006	2005	2005(a)	2004(b)	2003	2002(c)	2001(d)

	(In millions, except per share data, percentages and ratio of earnings to fixed charges)
Statement of Operations Data:
Operating revenues	$1,671	$1,358	$2,892	$2,614	$2,434	$2,674	$2,820
Operating income (loss)	573	328	720	328	240	(2,310)	550	(e)
Income (loss) before cumulative effect of changes in accounting principles	455	394	716	152	18	(2,368)	253
Cumulative effect of changes in accounting principles	—	—	—	—	1	(1,364)	—
Net income (loss)	$455	$394	$716	$152	$19	$(3,732)	$253
Basic earnings (loss) per share
Income (loss) before cumulative effect of changes in accounting principles	$1.40	$1.21	$2.19	$0.47	$0.06	$(7.42)	$0.82
Cumulative effect of changes in accounting principles	—	—	—	—	—	(4.27)	—
Net income (loss)	$1.40	$1.21	$2.19	$0.47	$0.06	$(11.69)	$0.82	(e)
Diluted earnings (loss) per share
Income (loss) before cumulative effect of changes in accounting principles	$1.36	$1.18	$2.13	$0.47	$0.06	$(7.42)	$0.80
Cumulative effect of changes in accounting principles	—	—	—	—	—	(4.27)	—
Net income (loss)	$1.36	$1.18	$2.13	$0.47	$0.06	$(11.69)	$0.80	(e)
Balance Sheet Data (at end of period):
Total assets	$10,555	$11,159	$10,457	$10,758	$11,663	$12,665	$17,048
Long-term debt(f)	1,501	1,794	1,197	2,462	3,612	3,630	4,540
Total shareholders’ equity	7,904	7,964	7,982	7,393	7,193	7,141	10,910
Dividends per share	—	—	—	—	—	$0.06	$0.12

	Six Months Ended
	June 30,				Years Ended December 31,

	2006		2005		2005(a)		2004(b)		2003		2002(c)	2001(d)

	(In millions, except per share data, percentages and ratio of earnings to fixed charges)
Other Financial Data:
Cash provided by operating activities	$444		$378		$864		$600		$525		$939	$560
Cash provided by (used in) investing activities	(73)		225		169		551		(445)		(45)	(26)
Cash provided by (used in) financing activities	(534)		(112)		(1,039)		(1,174)		(820)		(533)	285
Capital expenditures(g)	276		110		182		127		494		141	506
Operating margin	34%		24%		25%		13%		10%		N/M	20%
Historical ratio of earnings to fixed charges(h)(i)	11.65	x	7.33	x	7.61	x	2.37	x	1.15	x	(j )	2.13x

“N/ M” means not meaningful due to loss on impairments of long-lived assets.

(a)	In May 2005 and June 2005, respectively, we completed a public offering and a sale of TODCO common stock pursuant to Rule 144 under the Securities Act of 1933. After the sale in May 2005, we accounted for our remaining investment using the cost method of accounting. As a result of the sale in June 2005, we no longer own any shares of TODCO’s common stock.

(b)	We consolidated TODCO in our financial statements as a business segment through December 16, 2004 and that portion of TODCO that we did not own was reported as minority interest in our consolidated statements of operations and balance sheet. As a result of the conversion of the TODCO class B common stock into class A common stock, our ownership and voting interest declined to approximately 22 percent, and we no longer consolidated TODCO in our financial statements but accounted for our remaining investment using the equity method of accounting.

(c)	In 2002, in accordance with SFAS 142, Goodwill and Other Intangible Assets, we recorded an impairment of goodwill in the amount of $2,876 million.

(d)	On January 31, 2001, we completed a merger transaction with R&B Falcon Corporation. As a result of the merger, R&B Falcon became our indirect wholly owned subsidiary. The merger was accounted for as a purchase and we were treated as the accounting acquirer. The balance sheet data as of December 31, 2001 represents the consolidated financial position of the combined company. The statement of operations and other financial data for the year ended December 31, 2001 include eleven months of operating results and cash flows for the merged company.

(e)	Includes goodwill amortization of $155 million, or $0.49 per diluted share. Goodwill is no longer amortized beginning in fiscal year 2002 in accordance with SFAS 142, Goodwill and Other Intangible Assets.

(f)	Does not include debt due within one year.

(g)	Capital expenditures are also included in “Cash provided by (used in) investing activities”.

(h)	We have computed the ratios of earnings to fixed charges shown above by dividing earnings by fixed charges. For this purpose, “earnings” consist of income (loss) from continuing operations before income taxes plus fixed charges, distributed earnings of unconsolidated affiliates and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of unconsolidated affiliates. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount or premium and an estimate of the interest within rental expense.

(i)	After giving effect to the expected $2.0 billion cash proceeds from this offering and the Proposed Credit Facility and assuming the notes had been issued and the Proposed Credit Facility had been fully drawn as of January 1, 2005, both at a rate of 5.70% per year, the pro forma ratio of earnings to fixed charges would be 5.50x for the six months ended June 30, 2006 and 3.94x for the year ended December 31, 2005.

(j)	Total fixed charges exceed total adjusted earnings available for payment of fixed charges by $2,474 million. Total adjusted earnings available for payment of fixed charges includes a $2,876 million goodwill impairment charge.

USE OF PROCEEDS
       We intend to use a portion of the proceeds from this offering to repay approximately $600 million of the outstanding borrowings under our existing $1.0 billion, five-year revolving credit facility. We also intend to use a portion or possibly all of the remaining proceeds from this offering combined with up to $1.0 billion of borrowings available under the Proposed Credit Facility to repurchase our ordinary shares under our share repurchase program. We plan to use the remainder, if any, of such amount for capital expenditures, other debt retirement and general corporate purposes. The amount actually used for share repurchases will depend on the price of our ordinary shares, our outlook for our business, the availability of reinvestment opportunities in our business and other factors. Pending the uses described above, we may use proceeds from this offering to make short-term investments.
       Between October 2005 and August 28, 2006, we have repurchased a total of $1.6 billion of our ordinary shares under our $4.0 billion share repurchase program authorized by our board of directors. We have funded previous repurchases from current cash balances and borrowings under our existing revolving credit facility. Although we intend to repurchase additional ordinary shares using a portion of the expected proceeds from this offering and borrowings under the Proposed Credit Facility, the number of ordinary shares we actually repurchase and the amount of proceeds used to fund such repurchases will depend on the factors described above. There can be no assurance regarding the number of shares that will be repurchased under the program or the amount of the expected proceeds from this offering or the Proposed Credit Facility that will be used to fund any repurchases of our ordinary shares. The repurchase program does not have an established expiration date and may be suspended or discontinued at any time. Under the program, repurchased shares are retired and returned to unissued status.
       At August 28, 2006, we had $640 million drawn and $360 million available under our existing revolving credit facility, which we originally entered into in July 2005 and amended in May 2006. Amounts outstanding under the existing facility currently bear interest at approximately 5.70%, and the facility, as amended, matures on July 8, 2011. We expect that the existing facility will remain outstanding and available for future borrowings following the partial repayment of outstanding amounts under that facility with the proceeds of this offering. Borrowings under the existing facility have been used, and may in the future be used, to fund repurchases of our ordinary shares, for capital expenditures, working capital and other general corporate purposes.

CAPITALIZATION
       The following table sets forth our capitalization as of June 30, 2006 on an actual basis and as adjusted to reflect the completion of this offering and the application of the net proceeds from this offering and the Proposed Credit Facility as described under “Use of Proceeds”. You should read this table in conjunction with “Summary — Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement.

	June 30, 2006

	Actual	As Adjusted

	(In millions)
Debt
Existing Credit Facility	$—	$—
Proposed Credit Facility	—	1,000	(a)
Floating Rate Notes, due September 2008	—	1,000	(a)
6.625% Senior Notes, due April 2011	181	181
7.375% Senior Notes, due April 2018	247	247
Zero Coupon Convertible Debentures, due May 2020	18	18
1.5% Convertible Debentures, due May 2021	400	400
8% Debentures, due April 2027	57	57
7.45% Debentures, due April 2027(b)	95	95
7.5% Notes, due April 2031	598	598

Total Debt	1,596	3,596
Less debt due within one year(b)	95	95

Total long-term debt	$1,501	$3,501

Total Shareholders’ Equity	$7,904	$5,907	(a)

Total capitalization	$9,500	$9,503

(a)	Assumes the proceeds from this offering, net of estimated issuance costs of $3 million, together with $1.0 billion of borrowings under the Proposed Credit Facility, are used to repurchase our ordinary shares under our share repurchase program. Subsequent to June 30, 2006, $0.6 billion of ordinary share repurchases were made utilizing borrowings under the existing revolving credit facility. Accordingly, a portion of the proceeds will be utilized to repay these borrowings, which are not reflected in the capitalization table above because they were not outstanding at June 30, 2006. The timing of the borrowings under the Proposed Credit Facility and the amounts actually used for such repurchases will depend on the price of our ordinary shares, our outlook for our business, the availability of investment opportunities in our business and other factors. There can be no assurance regarding the number of shares that will be repurchased under the share repurchase program or the amount of expected proceeds that will be used to fund any of our repurchases. The repurchase program does not have an established expiration date and may be suspended or discontinued at any time.

(b)	The 7.45% Notes are classified as debt due within one year since the holders can exercise their right to require us to repurchase the notes in April 2007.

DESCRIPTION OF THE NOTES
       The notes will be issued under an indenture dated April 15, 1997 with The Bank of New York, as successor trustee, as supplemented. The following description is not complete in every detail and is subject to, and qualified in its entirety by reference to, the description of the debt securities in the accompanying prospectus, the indenture and the terms of the notes, which we have filed or will file with the SEC. Please see “Where You Can Find More Information”. In this section, “we” or “our” means Transocean Inc. only, unless we state otherwise or the context indicates otherwise.
General
       We will initially issue the notes in an aggregate principal amount of $1,000,000,000. We may, without the consent of the existing holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.
       The notes will mature on September      , 2008.
       We will issue the notes only in book-entry form in denominations of $1,000 and integral multiples of $1,000.
Ranking; Additional Debt
       The notes will be our unsecured obligations. The notes will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in the same or separate series, each up to the aggregate amount we authorize from time to time for that series.
Interest
       The notes will bear interest at a floating rate of interest beginning on September      , 2006 and payable on                     ,                     ,                     and                     of each year, commencing on December      , 2006. The per annum interest rate for the period from the issue date to the first LIBOR Rate Reset Date (as defined below) will be equal to the Three Month LIBOR Rate on                     plus       basis points (     %) (the “Initial Interest Rate”).
       Following the initial interest period the per annum interest rate on the notes will be equal to the Three Month LIBOR Rate, reset quarterly, plus       basis points (     %). Such interest rate will be reset on                     ,                     ,                     and                     of each year, beginning on December      , 2006 (each a “LIBOR Rate Reset Date”).
       If any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the next preceding business day. As used herein, “business day” means any day other than a Saturday or Sunday, a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the corporate trust office of the Calculation Agent is closed for business. The interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date. The interest rate applicable to any other day will either be the Initial Interest Rate or the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

       The “Three Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1)	On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having a three-month maturity that appears on the Telerate Page 3750 as of approximately 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)	If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date as of approximately 11:00 a.m., London time, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.
       “Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the offset prices, as may replace Moneyline Telerate, Inc.
       “LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.
       “LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank market.
       “Calculation Agent” means The Bank of New York, or its successor appointed by us, acting as calculation agent.
       We will pay interest on the notes quarterly, on                     ,                     ,                     and                     , beginning on December      , 2006, to the person in whose name a note is registered at the close of business on the                     ,                     ,                     , or                     that immediately precedes the date on which interest will be paid, subject to specified exceptions. Interest will cease to accrue on a note upon its maturity or redemption. We will calculate interest on the basis of a 360-day year composed of twelve 30-day months.
Redemption Rights
       We may redeem all or part of the notes at our option at any time after September      , 2007, upon not less than 30 nor more than 60 days’ notice by mail to holders of notes. The redemption price will be equal to 100% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.
       If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, pro rata or by another method the trustee considers fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
Mandatory Redemption/Sinking Fund
       There is no sinking fund or mandatory redemption obligation applicable to the notes.
Tax Additional Amounts
       We will pay any amounts due with respect to the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands. If the Cayman Islands require us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of principal amount, redemption price and interest (if any), in accordance with the terms of the notes and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price and interest (if any), on the notes. However, we will not pay any additional amounts in the following instances:

•	if any withholding would not be payable or due but for the fact that (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or otherwise having some present or former connection with the Cayman Islands other than the holding or ownership of the note or the collection of principal amount, redemption price and interest (if any), in accordance with the terms of the notes and the indenture, or the enforcement of the note or (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later,

•	if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge,

•	if any withholding tax is attributable to any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, redemption price and interest (if any),

•	if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax, or

•	any combination of the instances described in the preceding bullet points.
       We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member or such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of the note.

Covenants Relating to the Notes
       The notes will be entitled to the benefit of covenants included in the indenture regarding limitations on liens and limitations on sale and lease-back transactions as described under “Description of Debt Securities — Provisions Applicable Solely to Senior Debt Securities” in the accompanying prospectus.
Paying Agent
       We have designated the trustee as paying agent for the notes.
The Trustee
       The Bank of New York is the trustee under the indenture.
Book-Entry System
       The notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of a nominee of DTC. Except under the circumstances described below, the notes will not be issued in definitive form in the name of individual holders.
       Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).
       So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the notes represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither our company, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.
       We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

       If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time choose not to have notes represented by a global security and will then issue notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to that beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
       The following is a description of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes to initial purchasers of the notes who are U.S. holders (as described below), and the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes to initial purchasers who are non-U.S. holders (as described below). This discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, dealers in securities or currencies, persons who hold the notes as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons whose functional currency for tax purposes is not the U.S. dollar, or persons who have ceased to be United States citizens or to be taxed as resident aliens. If a partnership holds notes, then the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its consequences. This discussion is limited to holders of the notes who purchase the notes at their “issue price” and hold the notes as capital assets. For this purpose only, the “issue price” of the notes is the first price at which a substantial portion of the notes is sold to the public (not including sales to underwriters or placement agents). Except as described below with respect to certain Cayman Islands tax consequences, this discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.
       This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.
       The tax advice in this discussion is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer and was written to support the marketing of the notes. The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
U.S. Holders
       You are a U.S. holder for purposes of this discussion if you are a beneficial owner of a note that is, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation, organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
       Taxation of Interest. In general, you will be required to include interest received on a note as ordinary income at the time it accrues or is received, in accordance with your regular method of accounting for U.S. federal income tax purposes.
       Additional Interest Amounts. We intend to take the position that the possibility that holders of the notes will be paid additional amounts as described under “Description of the Notes — Tax

Additional Amounts” is a remote and incidental contingency as of the issue date of the notes within the meaning of the applicable Treasury regulations. Accordingly, any such additional amount should be taxable to U.S. holders as ordinary income only at the time it accrues or is received in accordance with such U.S. holder’s regular method of tax accounting. Our determination that the payment of additional amounts is a remote and incidental contingency is binding upon all holders of the notes, unless a holder properly discloses to the IRS that it is taking a contrary position.
       Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a note, you will recognize gain or loss equal to the difference between the sale or redemption proceeds (less amounts attributable to accrued interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost for the note. Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Payments for accrued interest not previously included in income will be treated as ordinary interest income.
Non-U.S. Holders
       You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of the notes that is not a U.S. holder or a partnership.
       Withholding Tax on Payments of Principal and Interest on the Notes. As long as we are not engaged in the conduct of any trade or business in the United States, the payment of principal and interest on a note by us or any paying agent of ours to you will not be subject to U.S. federal withholding tax. Even if we were engaged in the conduct of a trade or business in the U.S., payments would not be subject to U.S. federal withholding tax, provided that in the case of payment of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares,

•	you are not a controlled foreign corporation that is related to us within the meaning of the Code, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a “United States person” (as defined in section 7701(a)(30) of the Code) and either (1) you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on IRS Form W-8BEN (or a suitable substitute form), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes certifies under penalties of perjury that an IRS Form W-8BEN (or a suitable substitute form) has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy of the form, or (3) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person other than a United States person in accordance with U.S. Treasury regulations.
However, if interest on the note is effectively connected with a U.S. trade or business of yours, such effectively connected interest will not be subject to withholding tax if you deliver the appropriate form (currently an IRS Form W-8ECI) to the payor. See also below “— Income Effectively Connected with a U.S. Trade or Business”.
       Gain on Disposition of the Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met, or

•	the gain is effectively connected with your conduct of a U.S. trade or business.

However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See “— Withholding Tax on Payments of Principal and Interest on the Notes”.
       Income Effectively Connected with a U.S. Trade or Business. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest on a note or gain realized on the sale, exchange or retirement of a note if such interest or gain is effectively connected with a U.S. trade or business of yours. Effectively connected income received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.
       U.S. Federal Estate Tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax.
Backup Withholding and Information Reporting
       U.S. Holders. Payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes may be subject to information reporting and U.S. federal backup withholding tax at the rate of 28% if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder’s federal income tax, provided that the required information is furnished to the IRS.
       Non-U.S. Holders. Non-U.S. holders of the notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules is allowable as a credit against the holder’s federal income tax, provided that the required information is furnished to the IRS.

CAYMAN ISLANDS TAX CONSEQUENCES
       According to our Cayman Islands counsel, Walkers, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding notes. We have obtained an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concession Law (1999 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not until June 1, 2019 apply to us or to any of our operations or our shares, notes, debentures or other obligations. Therefore, there should be no Cayman Islands tax consequences with respect to holding notes; however, if notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of 1/4 of 1% of the face value of the note, subject to a maximum of CI$250.00 per note.

UNDERWRITING
       We and the underwriters for the offering named below have entered into an underwriting agreement dated                     with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes

Goldman, Sachs & Co.	$
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Greenwich Capital Markets, Inc.

Total		$1,000,000,000

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
       Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
       The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
       In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
       These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
       In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the

Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
       Each underwriter has represented and agreed that:

(a) (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (2) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
       The notes may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

       The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
       This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
       Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
       We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .
       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of each of Goldman, Sachs & Co., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Greenwich Capital Markets, Inc. serve as lenders, and certain of these affiliates serve as agents, under our existing revolving credit facility and may serve as lenders and/or agents under the Proposed Credit Facility.

LEGAL MATTERS
       Certain legal matters in connection with the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our general counsel, Eric B. Brown, Esq., and by our outside counsel, Baker Botts L.L.P., Houston, Texas. Walkers, Cayman Islands will pass upon certain matters for us relating to Cayman Islands law. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.
EXPERTS
       The consolidated financial statements of Transocean Inc. and subsidiaries appearing in Transocean Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein) and Transocean Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, and incorporated by reference herein. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$2,000,000,000

Debt Securities

Preference Shares
Ordinary Shares
Warrants

        We may offer from time to time our

•	unsecured debt securities, which may be either senior or subordinated and may be convertible into or exchangeable for our preference shares, ordinary shares or other debt securities,

•	preference shares, which may be convertible into or exchangeable for our debt securities, ordinary shares or other preference shares,

•	ordinary shares, and

•	warrants to purchase debt securities, preference shares, ordinary shares or other securities.

      The aggregate initial offering price of the securities that we offer will not exceed $2,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of our offering.

      We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2001

About This Prospectus	1

Forward-Looking Statements	1

About Transocean Sedco Forex Inc.	2

Where You Can Find More Information	2

Use of Proceeds	3

Ratio of Earnings to Fixed Charges	3

Description of Debt Securities	4

Description of Share Capital	13

Description of Ordinary Shares	13

Description of Preference Shares	16

Description of Warrants	17

Anti-takeover Provisions	18

Plan of Distribution	19

Legal Opinions	21

Experts	21

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a “shelf” registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering, the offered securities, any material United States federal income tax consequences and other special considerations. The prospectus supplement and any pricing supplement also may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

      This prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, any prospectus supplement and our other filings with the SEC. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words like “anticipate,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project” and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. Nothing in this document is intended to provide guidance for financial results for future periods for Transocean Sedco Forex Inc. Any actual or purported guidance given prior to the date of this registration statement, including in any document we filed with the SEC prior to this date, spoke only as of the date such statement was made and no obligation to update was undertaken. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT TRANSOCEAN SEDCO FOREX INC.

      We are a leading international provider of offshore contract drilling services for oil and gas wells. On March 1, 2001, we owned, had partial ownership interests in, operated or had under construction 166 mobile offshore and barge drilling units. As of that date, our active fleet included 13 high-specification drillships, three other drillships, 20 high-specification semisubmersibles (including four under construction), 30 other semisubmersibles, 55 jackup rigs, 37 drilling barges, five tenders and three submersible rigs. The fleet also included four mobile offshore production units, two multi-purpose service vessels and three platform drilling rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges.

      Our core business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including management of third-party well service activities. Our ordinary shares are listed on the New York Stock Exchange under the symbol “RIG.”

      Our principal executive offices in the U.S. are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number at that location is (713) 232-7500. As used in this prospectus, “we” means Transocean Sedco Forex Inc., a Cayman Islands exempted company, and its subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2000,

•	our Current Reports on Form 8-K filed with the SEC on February 7, 2001 (as amended on March 23, 2001), February 26, 2001 and April 9, 2001, and

•	the description of our ordinary shares contained in our Current Report on Form 8-K dated May 14, 1999

      You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

Transocean Sedco Forex Inc.
4 Greenway Plaza
Houston, Texas 77046
Attention: Vice President of Investor Relations and Communications
Telephone: (713) 232-7500

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Year Ended December 31,

	2000	1999(a)	1998(a)	1997(a)	1996(a)

Historical ratio of earnings to fixed charges	1.5	1.4	9.7	10.3	12.6

(a)	The ratios for each of the years in the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited, not those of Transocean Offshore Inc.

      We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, “earnings available for fixed charges” consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. “Fixed charges” consist of interest expense, capitalized interest and an estimate of the interest within rental expense.

      On January 31, 2001, we completed our merger transaction with R&B Falcon Corporation. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the year ended December 31, 2000 include only the earnings and fixed charges of Transocean Sedco Forex. On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

      For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma fixed charges by $130.5 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date, nor does it necessarily reflect any future ratio of earnings to fixed charges.

      Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years in the period ended December 31, 2000 is the same as those reflected above for the ratio of earnings to fixed charges because we had no preferred stock dividend requirements.

      For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma combined fixed charges and preferred stock dividends by $278.2 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to combined fixed charges and preferred stock dividends would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to combined fixed charges and preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

      We may issue two types of debt securities, senior or subordinated. When we issue them, we will file a prospectus supplement describing the exact terms of the debt securities. The senior debt securities will be issued under an indenture dated April 15, 1997 with Chase Bank of Texas, N.A. (now known as The Chase Manhattan Bank), as trustee, as supplemented. The subordinated debt securities will be issued under an indenture that will be entered into with a trustee and will be described in the prospectus supplement for those debt securities. We sometimes call the senior indenture and the subordinated indenture the indentures. We have summarized selected provisions of the debt securities and the indentures below. In this summary, “we” or “our” means Transocean Sedco Forex Inc. only, unless we state otherwise or the context indicates otherwise. The summary is not complete. For a complete description, you should refer to the indentures and the terms of the debt securities, which we have filed or which we will file with the SEC. Please read “Where You Can Find More Information.”

      The indentures do not limit the amount of debt securities we can issue and do not limit the amount of other indebtedness we may incur. We may issue debt securities under the indentures from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series.

      The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

      The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities,

•	the total principal amount of the debt securities,

•	whether the debt securities are senior debt securities or subordinated debt securities,

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders,

•	the date or dates on which the principal of and any premium on the debt securities will be payable,

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable,

•	the place or places where payments on the debt securities will be payable,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities,

•	the denominations in which debt securities will be issuable,

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula,

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount,

•	any additional means of defeasance of the debt securities and any additional conditions to defeasance of the debt securities,

•	any changes or additions to events of default or covenants,

•	any restrictions or other provisions relating to the transfer or exchange of debt securities,

•	any terms for the conversion or exchange of the debt securities for our preference shares, ordinary shares or other debt securities, or

•	any other terms of the debt securities.

      We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

      If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Ranking

      The debt securities will be our unsecured obligations. The senior debt securities will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank in right of payment below any senior debt securities and below our other senior debt. For a more detailed description of the subordination of the subordinated debt securities, see “— Provisions Applicable Solely to Subordinated Debt Securities.” The indentures do not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor do they restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

      We conduct a substantial portion of our total operations through subsidiaries, and a substantial portion of our operating income and cash flow is generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are important sources of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors and securityholders of our subsidiaries (including the holders of debt issued by R&B Falcon and its subsidiaries) on their assets and earnings.

Events of Default

      Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on or any additional amounts with respect to any debt securities of that series for 30 days,

•	our failure to pay principal of or any premium on any debt securities of that series when due,

•	our failure to make any required sinking fund payment for that series of debt securities for 30 days,

•	our failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities under the indenture,

•	various events involving a bankruptcy, insolvency or reorganization of the Company, and

•	any other event of default provided for that series of debt securities.

      A default under an indenture with respect to one series of debt securities issued under the indenture will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except for a default in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

      In the case of an event of default for any series of debt securities issued under an indenture, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may declare the principal of those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indentures may give rise to cross defaults on our other indebtedness.

      In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee, or

•	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      In the case of an event of default, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.

      A holder of a debt security may not individually pursue any remedy under the indenture unless all of the following conditions are met:

•	the holder has previously given written notice to the trustee of an event of default with respect to that series of debt securities,

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in its own name,

•	the holder has offered the trustee reasonable indemnity,

•	the trustee has failed to act within 60 days after receipt of the notice and indemnity, and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have given no direction inconsistent with the request.

      The foregoing limitations with respect to remedies do not, however, affect the right of a holder of any debt security to sue for the enforcement of any overdue payment.

Consolidation, Merger and Sale of Assets

      The indentures generally permit a consolidation or merger between us and another entity. The indentures also permit our transfer or disposal of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets to any entity, only if:

•	the resulting entity assumes the due and punctual payments of the debt securities issued under the indentures and the performance of our covenants under the indentures, and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, would occur and be continuing.

If a resulting entity assumes the debt securities and the indentures as described above, we will be relieved of our obligations under the debt securities and indentures, except in the case of our transfer or disposal of assets by lease.

Defeasance

      When we use the term “defeasance,” we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee money or U.S. government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then at our option either of the following will occur:

•	we will no longer have any obligation to the holders of the debt securities to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”), but our other obligations under the indenture and the debt securities of that series, including our obligations to make payments on the debt securities, to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust, will continue, or

•	if permitted by the terms of that series of debt securities, we will be discharged from all of our obligations with respect to the debt securities of that series (“legal defeasance and discharge”) and holders of the debt securities of that series would be entitled to claim payments on their debt securities only from the trust fund.

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Payment and Paying Agents

      Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agents we designate from time to time. We may make, at our option, interest payments by check mailed to the person entitled to the payment as it appears on the security register. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment, even if that person no longer owns the debt security on the interest payment date.

      We have designated the corporate trust office of the trustee as a paying agent for payments on the senior debt securities. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for a series of debt securities.

      Any funds we pay to a paying agent for payments on any debt security that remain unclaimed for three years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that debt security can claim payment only from us and not from the paying agent.

Modification and Waiver

      We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture (acting as one class) affected by the modification or amendment consent to it. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

•	change the stated maturity of the principal of or any installment of principal of or interest on any debt security,

•	reduce the principal amount of, the interest rate on, any additional amount with respect to or the premium payable upon redemption of any debt security,

•	change the subordination provisions of the subordinated indenture in a manner that is adverse to the holders of subordinated debt securities,

•	make the debt security payable in a currency other than originally stated in the debt security,

•	change the place where the principal of, any additional amounts with respect to or any premium or interest on any debt security is payable,

•	impair the right to institute suit for the enforcement of any payment on any debt security,

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify the indenture, waive compliance with the provisions of the indenture or waive defaults, or

•	modify any of the above provisions.

      We and the trustee may agree to modify, amend or supplement the indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the assumption of our obligations under the indenture and the debt securities issued under the indenture by a successor,

•	to add covenants or events of default or to surrender any of our rights under the indenture,

•	to provide security for any series of debt securities issued under the indenture,

•	to make any change that does not adversely affect any outstanding debt securities of a series,

•	to establish the terms of any series of debt securities,

•	to add provisions necessary to permit or facilitate defeasance of any series of debt securities if we have received an opinion of counsel that those provisions do not materially adversely affect the holders of any series of debt securities,

•	to provide for a successor trustee, or

•	to cure any ambiguity, defect or inconsistency.

      The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or of all series affected) may waive past defaults under the indenture and compliance by us with our covenants under the indenture. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Book-Entry Debt Securities

      We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. The prospectus supplement will also describe the form, exchange, registration and transfer of debt securities we may issue in temporary or permanent global forms.

Transfer and Exchange

      We have appointed the trustee as security registrar for the senior debt securities. We will appoint the trustee under the subordinated indenture as the security registrar for the subordinated debt securities, unless we indicate otherwise in the prospectus supplement. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

      In the case of any redemption of debt securities, we will not be required:

•	to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

•	to register the transfer or exchange of any debt security, or portion of any debt security, selected for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Meetings

      Meetings may be convened on notice:

•	by the trustee,

•	by us, if we ask the trustee to call a meeting and it fails to do so, or

•	by the holders of 10% in principal amount of the debt securities of a series, if they ask the trustee to call a meeting and it fails to do so.

      Holders entitled to vote a majority in principal amount of the outstanding debt securities of a series constitute a quorum at any meeting. Except for actions requiring the consent of all holders of debt securities affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the debt securities of any series (or a lesser percentage required for the action by the indenture) will be binding on all holders of the debt securities of that series.

Notices

      Notices to holders of debt securities will be given by mail to the holder’s address as it appears in the security register.

Governing Law

      New York law governs the indentures and the debt securities.

The Trustee

      The Chase Manhattan Bank is the trustee under the senior indenture. We may borrow money and maintain other banking relationships, in the ordinary course of business, with any trustee and its affiliates under any indenture. The indentures, however, contain limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

Provisions Applicable Solely to Senior Debt Securities

      The following provisions are included in the senior indenture and apply to any series of senior debt securities, unless we indicate otherwise in the prospectus supplement. In the following discussion, “we” or “our” means Transocean Sedco Forex Inc. and its subsidiaries, unless the context indicates otherwise. When we refer to our “drilling rigs and drillships,” we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning such a drilling rig or drillship) that we lease or own all or part of and that our board of directors deems of material importance to us. No drilling rig or drillship that has a gross book value of less than 2% of consolidated net tangible assets will be deemed of material importance. When we refer to “consolidated net tangible assets,” we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States.

Limitation on Liens

      In the senior indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure each series of senior debt securities equally and ratably with the secured debt. This covenant has exceptions that permit:

•	liens already existing on the date the applicable series of senior debt securities is issued,

•	liens already existing on a particular drilling rig or drillship at the time we acquire that drilling rig or drillship, and liens already existing on drilling rigs or drillships of a corporation or other entity at the time it becomes our subsidiary,

•	liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any drilling rig or drillship, if the debt was incurred prior to, at the time of or within 12 months after that event, and liens securing debt in excess of the purchase price or cost if recourse on the debt is only against the drilling rig or drillship in question,

•	liens securing intercompany debt,

•	liens in favor of a governmental entity to secure either (1) payments under any contract or statute or (2) industrial development, pollution control or similar indebtedness,

•	liens imposed by law such as mechanics’ or workmen’s liens,

•	governmental liens under contracts for the sale of products or services,

•	liens under workers compensation laws or similar legislation,

•	liens in connection with legal proceedings or securing taxes or assessments,

•	good faith deposits in connection with bids, tenders, contracts or leases,

•	deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

•	any extensions, renewals or replacements of the above-described liens if both of the following conditions are met:

(1)	the amount of debt secured by the new lien does not exceed the amount of debt secured by the existing lien, plus any additional debt used to complete a specific project, and

(2)	the new lien is limited to all or a part of the drilling rigs or drillships (plus any improvements) secured by the original lien issued under the senior indenture.

      In addition, without securing the senior debt securities as described above, we may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a “basket” equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the “basket” amount all of our other secured debt that would otherwise be prohibited and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the “Limitation on Sale and Lease-Back Transactions” covenant described below if this exception did not apply.

Limitation on Sale and Lease-Back Transactions

      We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

•	we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the “Limitation on Liens” covenant described above, or

•	within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to (1) the acquisition of any drilling rig or drillship or (2) the retirement of long-term debt ranking at least equally with the debt securities issued under the senior indenture.

      When we use the term “sale and lease-back transaction,” we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

Provisions Applicable Solely to Subordinated Debt Securities

      Under the subordinated indenture, payment of the principal, interest, any additional amounts and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. The subordinated indenture provides that we may not pay principal, interest, any additional amounts or any premium on the subordinated debt securities, and we may not acquire any subordinated debt securities (other than for our junior securities), if:

•	we fail to pay the principal, interest or premium on the senior debt when due, or

•	we default in performing any other covenant (a “covenant default”) in any senior debt that we designate for this purpose in the instrument creating that senior debt, if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

      A covenant default will only prevent us from paying the subordinated debt securities for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default, unless that senior debt has been declared due and payable in its entirety.

      The subordination does not affect our obligation to pay, when due, principal, interest, any additional amounts and any premium on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

      If we distribute our assets or dissolve, liquidate or reorganize in bankruptcy, insolvency or similar proceedings:

•	the holders of all of our senior indebtedness will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment (other than payments of our junior securities), and

•	any payment or distribution of assets (other than our junior securities) that the holders of subordinated debt securities or the trustee would otherwise be entitled to receive will be paid directly to the holders of our senior indebtedness or their representatives, to the extent necessary to pay in full all of our senior indebtedness.

      As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or become insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than holders of our senior indebtedness and other creditors.

      If the trustee or the holders of subordinated debt securities receive any payment or distribution of assets (other than our junior securities) that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our senior indebtedness and will be obligated to pay or deliver those amounts to the holders of our senior indebtedness or their representatives.

      The subordinated indenture does not limit the amount of senior debt that we may incur. Unless we inform you otherwise in the prospectus supplement, “senior debt” will mean the following types of indebtedness, unless that indebtedness states that it is not senior to the subordinated debt securities or our other junior debt:

•	all of our liabilities and obligations (1) in respect of borrowed money, (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance of the purchase price of any property or services, (4) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (5) for the payment of money relating to a capitalized lease obligation or (6) evidenced by a letter of credit or a reimbursement obligation with respect to any letter of credit,

•	all of our net obligations under interest swap and hedging obligations,

•	all liabilities of others of the kind described in the preceding two clauses that we have guaranteed or are otherwise our legal liability,

•	all obligations to purchase, redeem or acquire any of our share capital or rights to purchase our share capital (other than convertible or exchangeable indebtedness), and

•	all amendments, deferrals, renewals, extensions, refinancings or refundings of any liability of the kind described above.

      However, “senior indebtedness” will not include:

•	indebtedness to any of our subsidiaries, officers, directors or employees,

•	indebtedness to trade creditors, or

•	any liability for taxes.

DESCRIPTION OF SHARE CAPITAL

      We are a Cayman Islands exempted company. Our authorized share capital is $13,000,000, divided into:

•	800,000,000 ordinary shares, par value $0.01, and

•	50,000,000 other shares, par value $0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.

      As of March 31, 2001, 317,799,390 ordinary shares and no other class or series of shares had been issued.

      The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of our memorandum of association (the “memorandum”) and articles of association (the “articles”). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.

DESCRIPTION OF ORDINARY SHARES

Voting

      The holders of ordinary shares are entitled to one vote per share other than on the election of directors.

      With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Cumulative voting for the election of directors is prohibited by our articles.

      There are no limitations imposed by Cayman Islands law or our articles on the right of nonresident shareholders to hold or vote their ordinary shares.

      The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

      Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

Quorum for General Meetings

      The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.

      Shareholders present, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting constitute the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:

•	Section 17 — which relates to the convening of general meetings,

•	Section 19 — which relates to proceedings and procedures at general meetings,

•	Section 21.1 — which relates to the election and appointment of directors,

•	Section 26 — which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

•	Section 27 — which generally requires shareholders to approve business combinations with interested shareholders (with the exceptions described below).

      However, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting, is a quorum if:

•	a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors’ recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

      In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting, is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

•	the resolution will not be effective until 12 months after the passing of the resolution, and

•	the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution.

      The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

Dividend Rights

      Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

Rights upon Liquidation

      Upon our liquidation, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

No Sinking Fund

      The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

      The ordinary shares that have been issued to date are fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.

No Preemptive Rights

      Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

Redemption and Conversion

      The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Repurchase

      Under our articles, we may purchase any issued ordinary shares in the circumstances and on the terms agreed by us and the holder of the shares, whether or not we have made a similar offer to any of the other holders of ordinary shares.

Restrictions on Transfer

      Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

Other Classes or Series of Shares

      The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Compulsory Acquisition of Shares Held by Minority Holders

      An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•	By a procedure under the Companies Law (2000 Revision) of the Cayman Islands known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of a Cayman Islands court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present, in person or by proxy, at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement, or

•	By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.

Stock Exchange Listing

      The ordinary shares are listed on the New York Stock Exchange and trade under the symbol “RIG.”

Transfer Agent

      The transfer agent and registrar for the ordinary shares is The Bank of New York.

DESCRIPTION OF PREFERENCE SHARES

      The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

      We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.

      The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

•	the title of the preference shares,

•	the maximum number of shares of the series,

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

•	procedures for any auctioning or remarketing of the preference shares,

•	any liquidation preference,

•	any optional redemption provisions,

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares,

•	any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares,

•	any voting rights, or

•	any other preferences and relative, participating, optional or other special rights and limitations.

      Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt securities, preference shares, ordinary shares or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

      We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

      The prospectus supplement relating to any warrants being offered will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

•	the title of the warrants,

•	the aggregate number of warrants offered,

•	the designation, number and terms of the debt securities, preference shares, ordinary shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers,

•	the exercise price of the warrants,

•	the dates or periods during which the warrants are exercisable,

•	the designation and terms of any securities with which the warrants are issued,

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

•	any minimum or maximum amount of warrants that may be exercised at any one time,

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants, or

•	any other terms of the warrants.

      Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

      We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

      The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

ANTI-TAKEOVER PROVISIONS

      Our articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

      The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

      The articles provide that the board of directors will consist of at least two and not more than thirteen persons. The exact number of directors is to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

      The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

      Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.

      The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.

      The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

•	Section 17 — which relates to the convening of general meetings,

•	Section 19 — which relates to proceedings and procedures at general meetings,

•	Section 21.1 — which relates to the election and appointment of directors,

•	Section 26 — which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

•	Section 27 — which generally requires shareholders to approve business combinations with interested shareholders.

      For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading “Description of Ordinary Shares — Quorum for General Meetings.”

      Our articles generally prohibit “business combinations” between us and an “interested shareholder.” Specifically, “business combinations” between an interested shareholder and us are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

•	the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares,

•	the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

      “Business combinations” is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder’s proportionate share ownership.

      “Interested shareholder” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares.

PLAN OF DISTRIBUTION

      We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be our customers, may engage in transactions with us, or may perform services for us in the ordinary course of their businesses.

      The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL OPINIONS

      The validity of the debt securities offered hereby will be passed upon by Baker Botts L.L.P. The validity of the ordinary shares, preference shares and warrants offered hereby will be passed upon by our Cayman Islands counsel, Walkers, Cayman Islands. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements of Transocean Sedco Forex Inc. and Subsidiaries appearing in Transocean Sedco Forex’s Annual Report (Form 10-K) for the year ended December 31, 2000 (and the financial statement schedule) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Transocean Sedco Forex Inc. (previously Sedco Forex Holdings Limited) for the year ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated balance sheets of R&B Falcon as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$1,000,000,000
Transocean Inc.
Floating Rate Notes
due 2008

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
Calyon Securities (USA)
Citigroup
JPMorgan
RBS Greenwich Capital